Ex 99.1

PTC Announces Third fiscal Quarter 2023 Results

Strong ARR and Cash Flow Results; Raising ARR and Cash Flow Guidance for FY’23

BOSTON, MA, July 26, 2023 - PTC (NASDAQ: PTC) today reported financial results for its third fiscal quarter ended June 30, 2023.

“In our third fiscal quarter, we again delivered strong ARR and cash flow results that exceeded our guidance ranges. On both a reported and constant currency basis, our ARR growth was 25% – with organic growth of 14% and our ServiceMax® business contributing an additional 11 points of growth. In Q3, our cash from operations was $169 million, up 45% year over year, and our free cash flow was $164 million, up 46% year over year,” said James Heppelmann, CEO, PTC.

“Our strong product portfolio, now increasingly differentiated with the addition of ServiceMax, and our industry-leading SaaS capabilities align well to the manufacturing industry’s push for digital transformation. Our strong market position and solid execution, coupled with a subscription model, position PTC to deliver ARR and cash flow growth at peer-leading levels,” concluded Heppelmann.

Third Quarter 2023 Highlights

Key operating and financial highlights are set forth below. For additional details, please refer to the Q3’23 earnings presentation and financial data tables that have been posted to the Investor Relations section of our website at investor.ptc.com. The definitions of our operating and non-GAAP financial measures and reconciliations of non-GAAP financial measures to comparable GAAP measures are included below and in the reconciliation tables at the end of this press release.

$ in millions	Q3’23	Q3'22	YoY Change	Q3’23 Guidance
ARR as reported	$1,929	$1,544	25%
ARR at constant currency	$1,868	$1,496	25%	$1,845 - $1,855
Organic ARR as reported	$1,762	$1,544	14%
Organic ARR at constant currency	$1,703	$1,496	14%
Cash from operations	$169	$117	45%	~$160
Free cash flow	$164	$112	46%	~$155
Revenue[1]	$542	$462	17%
Operating margin[1]	20%	17%	~300 bps
Non-GAAP operating margin[1]	34%	34%	~40 bps
Earnings per share[1]	$0.51[2]	$0.60[2]	-14%[2]
Non-GAAP earnings per share[1]	$0.99[2]	$0.97[2]	2%[2]
Total cash and cash equivalents	$282	$322	-13%
Gross debt	$2,365[3]	$1,434	65%

1 In Q3’23, revenue growth was 21% year over year on a constant currency basis. Revenue and, as a result, operating margin, operating profit, and earnings per share are impacted by revenue recognition under ASC 606.

2 In Q3’23, both EPS and non-GAAP EPS benefitted from higher revenue, partially offset by higher cost of revenue, operating expenses, and interest expense. Q3’22 EPS included a $0.28 positive impact due to non-operational credits and a $0.13 positive impact due to a tax adjustment, both of which were primarily related to the sale of a portion of our PLM services business.

3 Q3’23 gross debt includes a deferred acquisition payment related to ServiceMax of $620 million, which will be paid in October 2023.

Fiscal 2023 and Q4’23 Guidance

“Despite a less than ideal macroeconomic backdrop, our financial results in the first nine months of our fiscal year were solid, driven by the resilience of our business model, consistent execution, operational discipline, and the actions we have taken to align our investments with our growth opportunities. Based on our performance in the first nine months of FY’23 and outlook for FY’23, we are raising our full year guidance midpoint for ARR and our guidance for cash flow, while investing in long-term growth opportunities,” said Kristian Talvitie, CFO, PTC.

$ in millions	FY’23 Previous Guidance	FY’23 Guidance	FY’23 YoY Growth Guidance	Q4’23 Guidance

ARR at Constant Currency	$1,925 - $1,950	$1,935 - $1,950	23% - 24%	$1,935 - $1,950
Cash from Operations	~$600	~$605	~39%	~$44
Free Cash Flow	~$580	~$585	~41%	~$42
Revenue	$2,080 - $2,140	$2,090 - $2,120	8% - 10%	$540 - $570
Earnings per share		$2.14 - $2.45	(19%) - (7%)	$0.47 - $0.77
Non-GAAP earnings per share		$4.07 - $4.38	(11%) - (4%)	$0.95 - $1.25

Reconciliation of Cash from Operations Guidance to Free Cash Flow Guidance

In millions	FY’23 Guidance	Q4’23 Guidance

Cash from Operations	~$605	~$44
Capital expenditures	(~$20)	(~$2)
Free Cash Flow	~$585	~$42

Reconciliation of EPS Guidance to Non-GAAP EPS Guidance

	FY’23 Guidance	Q4’23 Guidance

Earnings per share	$2.14 - $2.45[1]	$0.47 - $0.77[2]
Stock-based compensation expense	~$1.67	~$0.43
Intangible asset amortization expense	~$0.64	~$0.18
Acquisition and transaction-related expense	~$0.16	~$0.01
Other non-operating expenses	~$0.04	~$0.00
Income tax adjustments related to the reconciling items	~($0.58)	~($0.14)
Non-GAAP Earnings per share	$4.07 - $4.38[1]	$0.95 - $1.25[2]

1 Our FY’23 EPS and non-GAAP EPS guidance are both inclusive of an expected $120 million in interest expense ($95 million, net of tax) or $1.01 per share ($0.80 per share, net of tax). This compares to interest expense in FY’22 of $51 million ($40 million, net of tax) or $0.43 per share ($0.34 per share, net of tax) with the expected increase in FY’23 primarily due to an increase in debt.

2 Our Q4’23 EPS and non-GAAP EPS guidance are both inclusive of an expected $34 million in interest expense ($27 million, net of tax) or $0.29 per share ($0.23 per share, net of tax). This compares to interest expense in Q4’22 of $14 million ($11 million, net of tax) or $0.12 per share ($0.10 per share, net of tax) with the expected increase in Q4’23 primarily due to an increase in debt.

Our FY’23 and Q4’23 financial guidance include the assumptions below:

•
We provide ARR guidance on a constant currency basis, using our FY’23 Plan foreign exchange rates (rates as of September 30, 2022) for all periods. Foreign exchange fluctuations during the first nine months of FY’23 had a favorable impact on our Q3’23 reported ARR, compared to our Q3’23 constant currency ARR. Using foreign exchange rates as of the end of Q3’23 and assuming the midpoint of our constant currency guidance ranges, FY’23 reported ARR guidance would be higher by approximately $64 million, compared to FY’23 constant currency ARR guidance.
•
For cash flow, due to invoicing seasonality, and consistent with the past 2 years, we expect Q4’23 to be our lowest cash flow generation quarter.
•
Compared to FY’22, at the midpoint of FY’23 ARR guidance, FY’23 GAAP operating expenses are expected to increase approximately 7% to 8%, and FY’23 non-GAAP operating expenses are expected to increase approximately 10% to 11%, primarily due to the acquisition of ServiceMax, foreign exchange rate fluctuations, and incremental investments in 2H’23.
•
FY’23 GAAP P&L results are expected to include the items below, totaling approximately $300 million, as well as their related tax effects:
o
approximately $200 million of stock-based compensation expense,
o
approximately $76 million of intangible asset amortization expense,
o
approximately $19 million of acquisition and transaction-related expense, and
o
approximately $5 million of other non-operating expenses, primarily financing charges associated with a debt commitment agreement related to the ServiceMax acquisition.
•
Our FY’23 GAAP tax rate is expected to be approximately 20%, and our non-GAAP tax rate is expected to be approximately 21%.
•
FY’23 capital expenditures are expected to be approximately $20 million.
•
Our long-term goal, assuming our Debt/EBITDA ratio is below 3x, is to return approximately 50% of our free cash flow to shareholders via share repurchases, while also taking into consideration the interest rate environment and strategic opportunities.
•
Given the current interest rate environment, we expect to prioritize paying down our debt in FY’23 and FY’24.
•
We expect gross debt of approximately $2.3 billion at the end of FY’23.

PTC’s Fiscal Third Quarter Results Conference Call

The Company will host a conference call to discuss results at 5:00 pm ET on Wednesday, July 26, 2023. To participate in the live conference call, dial (888) 330-2508 or (240) 789-2735 and provide the passcode 7328695, or log in to the webcast, available on PTC’s Investor Relations website. A replay will also be available.

PTC Announces CEO Succession Plan

Concurrent with the release of its fiscal 2023 third quarter results, PTC also announced its CEO succession plan. Neil Barua, President of PTC’s Service Lifecycle Management business, will succeed James Heppelmann as Chief Executive Officer of PTC at the time of the Company’s annual shareholder meeting in February 2024. Please read today’s press release for additional information. Mr. Heppelmann and Mr. Barua will address the succession plan during today’s webcast and conference call.

Important Information About Our Operating and Non-GAAP Financial Measures

Non-GAAP Financial Measures

PTC provides supplemental non-GAAP financial measures to its financial results. We use these non-GAAP financial measures, and we believe that they assist our investors, to make period-to-period comparisons of our operating performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. These non-GAAP financial measures should not be construed as an alternative to GAAP results as the items excluded from the non-GAAP financial measures often have a material impact on our operating results, certain of those items are recurring, and others often recur. Management uses, and investors should consider, our non-GAAP financial measures only in conjunction with our GAAP results.

Non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items: stock-based compensation; amortization of acquired intangible assets; acquisition and transaction-related charges included in general and administrative expenses; restructuring and other charges, net; certain non-operating charges and credits; and income tax adjustments. Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

Free Cash Flow: PTC provides information on free cash flow to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goals and intent to return approximately 50% of our free cash flow to shareholders via stock repurchases. Free cash flow is cash provided by (used in) operations net of capital expenditures. Free cash flow is not a measure of cash available for discretionary expenditures.

Constant Currency (CC): We present CC information to provide a framework for assessing how our underlying business performed excluding the effects of foreign currency rate fluctuations. To present CC information, FY’23 and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the foreign exchange rate as of September 30, 2022, rather than the actual exchange rates in effect during that period. All discussion of FY’23 and comparative prior period ARR results (including FY’22 baseline amounts) are reflected using the foreign exchange rates as of September 30, 2022.

Operating Measures

ARR: ARR (Annual Run Rate) represents the annualized value of our portfolio of active subscription software, cloud, SaaS, and support contracts as of the end of the reporting period. We calculate ARR as follows:

•
We consider a contract to be active when the product or service contractual term commences (the “start date”) until the right to use the product or service ends (the “expiration date”). Even if the contract with the customer is executed before the start date, the contract will not count toward ARR until the customer right to receive the benefit of the products or services has commenced.
•
For contracts that include annual values that increase over time as there are additional deliverables in subsequent periods, which we refer to as ramp contracts, we include in ARR only the annualized value of components of the contract that are considered active as of the date of the ARR calculation. We do not include the future committed increases in the contract value as of the date of the ARR calculation.
•
As ARR includes only contracts that are active at the end of the reporting period, ARR does not reflect assumptions or estimates regarding future customer renewals or non-renewals.
•
Active contracts are annualized by dividing the total active contract value by the contract duration in days (expiration date minus start date), then multiplying that by 365 days (or 366 days for leap years).

We believe ARR is a valuable operating measure to assess the health of a subscription business because it is aligned with the amount that we invoice the customer on an annual basis. We invoice customers annually for the current year of the contract. A customer with a one-year contract will typically be invoiced for the total value of the contract at the beginning of the contractual term, while a customer with a multi-year contract will be invoiced for each annual period at the beginning of each year of the contract.

ARR increases by the annualized value of active contracts that commence in a reporting period and decreases by the annualized value of contracts that expire in the reporting period.

As ARR is not annualized recurring revenue, it is not calculated based on recognized or unearned revenue and is not affected by variability in the timing of revenue under ASC 606, particularly for on-premises license subscriptions where a substantial portion of the total value of the contract is recognized at a point in time upon the later of when the software is made available, or the subscription term commences.

ARR should be viewed independently of recognized and unearned revenue and is not intended to be combined with, or to replace, either of those items. Investors should consider our ARR operating measure only in conjunction with our GAAP financial results.

Organic Constant Currency ARR: We provide an organic constant currency ARR measure to help investors understand and assess the performance of our business without the distorting effects of ARR from acquisitions in the comparative period and foreign exchange rate fluctuations.

Forward-Looking Statements

Statements in this press release that are not historic facts, including statements about our future financial and growth expectations, guidance, and targets, and potential stock repurchases, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may deteriorate due to, among other factors, supply chain disruptions, increasing interest rates and inflation, volatile foreign exchange rates and the relative strength of the U.S. dollar, tightening of credit standards and availability, the effects of the Russia/Ukraine conflict, including the effect on energy supplies to Europe, and growing tensions with China, any of which could cause customers to delay or reduce purchases of new software, reduce the number of subscriptions they carry, or delay payments to us, which would adversely affect ARR and/or our financial results, including cash flow; our businesses, including our ServiceMax and SaaS businesses, may not expand and/or generate the ARR and/or cash flow we expect if customers are slower to adopt those technologies than we expect or if they adopt competing technologies; our strategic initiatives and investments, including our accelerated investments in our transition to SaaS and the acquisition of ServiceMax, may not deliver the results when or as we expect; we may be unable to integrate the ServiceMax technology when or as we expect; we may be unable to generate sufficient operating cash flow to return 50% of free cash flow to shareholders via share repurchases, and other uses of cash or our credit facility limits could preclude such repurchases; and foreign exchange rates may differ materially from those we expect. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses, and profits. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About PTC (NASDAQ: PTC)

PTC (NASDAQ: PTC) is a global software company that enables industrial and manufacturing companies to digitally transform how they engineer, manufacture, and service the physical products that the world relies on. Headquartered in Boston, Massachusetts, PTC employs over 7,000 people and supports more than 25,000 customers globally. For more information, please visit www.ptc.com.

PTC.com @PTC Blogs

PTC Investor Relations Contact

Matt Shimao
SVP, Investor Relations

mshimao@ptc.com

investor@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022

Revenue:
Recurring revenue	$498,410	$415,197	$1,407,662	$1,273,032
Perpetual license	8,251	8,203	30,417	26,211
Professional services	35,681	39,074	112,354	126,179
Total revenue (1)	542,342	462,474	1,550,433	1,425,422

Cost of revenue (2)	115,854	101,995	325,150	290,450

Gross margin	426,488	360,479	1,225,283	1,134,972

Operating expenses:
Sales and marketing (2)	145,083	124,325	392,673	366,209
Research and development (2)	103,819	88,170	292,345	250,639
General and administrative (2)	57,055	54,618	173,949	154,027
Amortization of acquired intangible assets	10,670	8,931	29,352	25,865
Restructuring and other charges (credits), net	(39)	4,458	(376)	36,887
Total operating expenses	316,588	280,502	887,943	833,627

Operating income	109,900	79,977	337,340	301,345
Other income (expense), net	(33,374)	20,801	(93,321)	(41,625)
Income before income taxes	76,526	100,778	244,019	259,720
Provision for income taxes	15,128	30,302	44,082	53,476
Net income	$61,398	$70,476	$199,937	$206,244

Earnings per share:
Basic	$0.52	$0.60	$1.69	$1.76
Weighted average shares outstanding	118,483	117,073	118,186	117,114

Diluted	$0.51	$0.60	$1.68	$1.75
Weighted average shares outstanding	119,392	117,968	119,072	118,097

(1) See supplemental financial data for revenue by license, support and cloud services, and professional services.
(2) See supplemental financial data for additional information about stock-based compensation.

PTC Inc.
SUPPLEMENTAL FINANCIAL DATA FOR REVENUE AND STOCK-BASED COMPENSATION
(in thousands, except per share data)

Revenue by license, support and services is as follows:
	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022
License revenue (1)	$192,940	$175,163	$562,631	$562,646
Support and cloud services revenue	313,721	248,237	875,448	736,597
Professional services revenue	35,681	39,074	112,354	126,179
Total revenue	$542,342	$462,474	$1,550,433	$1,425,422

(1) License revenue includes the portion of subscription revenue allocated to license.

The amounts in the income statement include stock-based compensation as follows:

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022
Cost of revenue	$5,847	$8,429	$15,668	$18,665
Sales and marketing	14,513	14,029	39,554	38,556
Research and development	14,801	11,002	41,839	30,682
General and administrative	18,657	15,960	50,507	45,380
Total stock-based compensation	$53,818	$49,420	$147,568	$133,283

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022

GAAP gross margin	$426,488	$360,479	$1,225,283	$1,134,972
Stock-based compensation	5,847	8,429	15,668	18,665
Amortization of acquired intangible assets included in cost of revenue	9,841	6,596	25,817	19,010
Non-GAAP gross margin	$442,176	$375,504	$1,266,768	$1,172,647

GAAP operating income	$109,900	$79,977	$337,340	$301,345
Stock-based compensation	53,818	49,420	147,568	133,283
Amortization of acquired intangible assets	20,511	15,527	55,169	44,875
Acquisition and transaction-related charges	795	6,355	18,484	11,308
Restructuring and other charges (credits), net	(39)	4,458	(376)	36,887
Non-GAAP operating income (1)	$184,985	$155,737	$558,185	$527,698

GAAP net income	$61,398	$70,476	$199,937	$206,244
Stock-based compensation	53,818	49,420	147,568	133,283
Amortization of acquired intangible assets	20,511	15,527	55,169	44,875
Acquisition and transaction-related charges	795	6,355	18,484	11,308
Restructuring and other charges (credits), net	(39)	4,458	(376)	36,887
Non-operating charges (credits), net (2)	-	(32,801)	5,147	2,046
Income tax adjustments (3)	(18,830)	1,052	(52,506)	(43,617)
Non-GAAP net income	$117,653	$114,487	$373,423	$391,026

GAAP diluted earnings per share	$0.51	$0.60	$1.68	$1.75
Stock-based compensation	0.45	0.42	1.24	1.13
Amortization of acquired intangibles	0.17	0.13	0.46	0.38
Acquisition and transaction-related charges	0.01	0.05	0.16	0.10
Restructuring and other charges (credits), net	(0.00)	0.04	(0.00)	0.31
Non-operating charges (credits), net (2)	-	(0.28)	0.04	0.02
Income tax adjustments (3)	(0.16)	0.01	(0.44)	(0.37)
Non-GAAP diluted earnings per share	$0.99	$0.97	$3.14	$3.31

(1) Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022
GAAP operating margin	20.3%	17.3%	21.8%	21.1%
Stock-based compensation	9.9%	10.7%	9.5%	9.4%
Amortization of acquired intangibles	3.8%	3.4%	3.6%	3.1%
Acquisition and transaction-related charges	0.1%	1.4%	1.2%	0.8%
Restructuring and other charges (credits), net	0.0%	1.0%	0.0%	2.6%
Non-GAAP operating margin	34.1%	33.7%	36.0%	37.0%

(2) In the nine months ended June 30, 2023, we recognized $4.2 million of financing charges for a debt commitment agreement associated with our acquisition of ServiceMax. Credits for Q3'22 include a $29.8 million gain on the sale of a portion of our PLM services business, and a $3.0 million gain on sale of an investment. Net charges for the nine months ended June 30, 2022 include a $34.8 million expense recognized due to the reduction in value of an equity investment in a publicly-traded company, offset by a $29.8 million gain on the sale of a portion of our PLM services business, and a $3.0 million gain on sale of an investment.

(3) Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. In Q3'22, adjustments include tax expense of $15.5 million related to the sale of a portion of our PLM service business, of which $8.1 million pertains to the basis difference on goodwill.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	September 30,
	2023	2022

ASSETS

Cash and cash equivalents	$281,513	$272,182
Accounts receivable, net	625,471	636,556
Property and equipment, net	89,180	98,101
Goodwill and acquired intangible assets, net	4,336,439	2,736,372
Lease assets, net	144,860	137,780
Other assets	730,186	806,277

Total assets	$6,207,649	$4,687,268

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$650,427	$520,333
Debt, net of deferred issuance costs	1,738,241	1,350,628
Deferred acquisition payments (1)	620,040	-
Lease obligations	194,819	189,575
Other liabilities	405,458	330,698
Stockholders' equity	2,598,664	2,296,034

Total liabilities and stockholders' equity	$6,207,649	$4,687,268

(1) Deferred acquisition payments represent the fair value of the $650 million payment to be made in Q1'24 associated with the ServiceMax, Inc. acquisition.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022

Cash flows from operating activities:
Net income	$61,398	$70,476	$199,937	$206,244
Stock-based compensation	53,818	49,420	147,568	133,283
Depreciation and amortization	27,906	21,987	76,943	65,456
Amortization of right-of-use lease assets	8,141	8,612	24,705	26,149
Loss (gain) on investment	-	(2,993)	-	31,854
Gain on divestiture of business	-	(29,808)	-	(29,808)
Operating lease liability	(6,345)	(7,184)	(1,360)	(10,544)
Accounts receivable	13,043	12,918	99,521	25,228
Accounts payable and accruals	18,726	23,165	11,368	(16,768)
Deferred revenue	(17,396)	(28,975)	18,696	18,038
Income taxes	2,259	12,403	(9,910)	6,124
Other	7,673	(13,255)	(6,376)	(58,429)
Net cash provided by operating activities	169,223	116,766	561,092	396,827

Capital expenditures	(5,085)	(4,470)	(18,035)	(9,979)
Acquisition of businesses, net of cash acquired (1)	-	(274,974)	(828,271)	(274,974)
Purchase of intangible assets	-	(999)	-	(5,453)
Borrowings (payments) on debt, net (2)	(180,000)	159,000	386,000	(16,000)
Repurchases of common stock	-	-	-	(125,000)
Net proceeds associated with issuance of common stock	-	-	10,592	10,857
Payments of withholding taxes in connection with vesting of stock-based awards	(19,467)	(12,261)	(75,489)	(62,856)
Net proceeds from marketable securities	-	-	-	-
Net proceeds from sale (purchases) of investments (3)	349	4,213	(5,474)	46,906
Credit facility origination costs	-	-	(13,355)	-
Divestiture of business, net (4)	-	32,518	(154)	32,518
Other financing & investing activities	(1,660)	6,736	(14,421)	17,804
Foreign exchange impact on cash	(2,346)	(10,915)	6,835	(14,654)

Net change in cash, cash equivalents, and restricted cash	(38,986)	15,614	9,320	(4,004)
Cash, cash equivalents, and restricted cash, beginning of period	321,194	307,428	272,888	327,046
Cash, cash equivalents, and restricted cash, end of period	$282,208	$323,042	$282,208	$323,042

Supplemental cash flow information:
Cash paid for interest	$22,576	$2,079	$51,946	$25,907

(1) In Q2'23, we acquired ServiceMax Inc. for $1,448 million, net of cash acquired. We paid $828 million in Q2'23 with the remaining $650 million to be paid in Q1'24. Of the $650 million to be paid, $620 million will be a financing outflow and $30 million of imputed interest will be an operating cash outflow. In Q3'22, we acquired Intland for approximately $275 million, net of cash acquired.

(2) In FY'23, net borrowings were related to funds borrowed under our credit facility to fund the ServiceMax acquisition.
(3) In Q2'22, we sold an equity investment in a publicly-traded company for $42.7 million.
(4) In Q3'22, we sold a portion of our PLM services business.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022
Cash provided by operating activities (1)	$169,223	$116,766	$561,092	$396,827
Capital expenditures	(5,085)	(4,470)	(18,035)	(9,979)
Free cash flow (1)	$164,138	$112,296	$543,057	$386,848

(1) In the three and nine months ended June 30, 2023, we made $2.8 million and $9.3 million of acquisition and transaction-related payments, respectively, and $0.0 million and $1.4 million of restructuring payments, respectively. In the three and nine months ended June 30, 2022, we made $9.7 million and $10.1 million acquisition and transaction-related payments, respectively, and $10.2 million and $38.5 million of restructuring payments, respectively. These payments are included within cash provided by operating activities and free cash flow.